EXHIBIT 99.1

SECURITY BANK CORPORATION ANNOUNCES

SECOND QUARTER 2008 FINANCIAL RESULTS

Macon, GA., July 29, 2008 / Prime Newswire/ -- Security Bank Corporation (Nasdaq: SBKC) today reported a net operating loss of $17.8 million for the second quarter ended June 30, 2008, compared with net income of $6.1 million for the second quarter of 2007. Including the previously announced pre-tax goodwill impairment charge of $109.7 million, the net loss for the second quarter increased to $121.4 million. Diluted earnings per share before goodwill impairment for the second quarter of 2008 reflected a loss of $0.77 per share compared to diluted earnings of $0.31 per share for the comparable year ago period. The decrease in operating diluted earnings per share for the second quarter of 2008 is primarily driven by a $30 million provision for loan losses and the decrease in net interest income due to higher levels of problem credits.

Security Bank Corporation’s tangible book value decreased to $7.00 per share at June 30, 2008 compared with $9.54 per share at June 30, 2007. Tangible equity to tangible assets was 5.69% at June 30, 2008 versus 7.21% at June 30, 2007, and all bank subsidiaries were in the highest capital category of “well-capitalized” as defined by regulatory standards at the end of the second quarter of 2008. Total risk based capital was 11.7% at the end of the second quarter, with over $38 million in excess capital over the 10% “well-capitalized” level.

Rett Walker, Security Bank Corporation’s President and CEO, remarked, “Industry conditions remain challenging; however, our management team continues to execute our strategic plan that focuses on preserving capital, maintaining liquidity, improving asset quality and reducing noninterest expenses. We raised over $68 million of capital in the first half of 2008to ensure that our banks remain classified as ‘well-capitalized.’ We believe we have identified problem credits and have taken appropriate action to charge-off or write down these credits, all while substantially increasing our allowance for loan losses to 2.3% of loans. We are encouraged to see that the growth in problem credits has slowed, with incremental growth in nonperforming assets on a sequential basis at $27 million for the second quarter compared with $143 million for the first quarter of 2008. Moreover, past due loans have declined dramatically, down $65 million from just 90 days ago to $11 million or 0.5% of loans. We realize that 2008 will continue to be a difficult year for us and the entire banking industry, but we remain confident that our focus on exceptional customer service, our leading market position in the stable middle Georgia market, and the opportunity to participate in the recovery of the Atlanta market will restore long-term shareholder value.”

Asset Quality

Nonperforming assets (“NPAs” or nonaccrual loans and other real estate owned, “OREO”) at the end of second quarter 2008 were $249 million, or 11.3% of total loans plus OREO compared to 10.0% at the end of the first quarter of 2008. While Security Bank Corporation sold $12 million of OREO during the second quarter of 2008, new properties totaling approximately $39 million were moved to OREO from nonaccrual loans. Approximately $70 million of loans were placed on nonaccrual status. In addition, Security Bank Corporation charged-off approximately $32 million (net) in loans receivable resulting in net charge-offs to average loans of 5.9% annualized for the second quarter of 2008. Net charge-offs to average loans were 0.2% annualized for the second quarter of 2007. Security Bank increased its allowance for loan losses to $48.5 million, or 2.26% of loans receivable at June 30, 2008, up from $24.1 million or 1.15%at June 30, 2007.

Balance Sheet

Loans receivable were $2.14 billion at June 30, 2008, up from $2.10 billion at June 30, 2007, an increase of 2%. On a sequential basis, loans declined 7% annualized with 3% annualized growth in our middle and coastal Georgia markets, offsetting 9% annualized declines in the Atlanta market and a 42% annualized decline in Security Real Estate Services, Inc.

Total deposits were $2.46 billion at June 30, 2008, an increase of 14% from $2.16 billion at June 30, 2007. Total assets increased 8% to $2.88 billion at June 30, 2008, compared to $2.67 billion at June 30, 2007.

Tangible shareholders’ equity at June 30, 2008 declined by approximately $21 million to $163 million compared to June 30, 2007, reflecting net operating losses of $48 million and $6 million in dividends paid, which was partly offset by approximately $28 million in capital raised in a rights offering in the first quarter of 2008, net of reduced equity as a result of shares purchased during the latter part of 2007 under a share repurchase program.

Net Interest Income

Net interest income for the second quarter of 2008 was $13.8 million, a decrease of 41% from $23.4 million when compared to the second quarter of 2007. The decrease is primarily the result of slower growth in Security Bank Corporation’s loan portfolio in addition to a decline in the net interest margin. The net interest margin (on a fully tax-equivalent basis) was 2.13% for the quarter ended June 30, 2008, compared to 4.11% for the comparable period one year ago and 2.34% for the first quarter of 2008. The decrease in the net interest margin in the second quarter of 2008 as compared to the first quarter of 2008 was the result of our asset sensitive balance sheet and the 225 basis point decline in interest rates in 2008.

Noninterest Income and Expense

Noninterest income for the second quarter of 2008 increased 7% to $5.1 million compared to the second quarter of 2007 due primarily to a $0.9 million increase in other income reflecting the impact of marking-to-market the stock appreciation rights recently issued in conjunction with the $40.0 million debt issuance.

Noninterest expense for the second quarter of 2008 was $17.6 million, an increase of $l.0 million, or 6% over the second quarter 2007 level of $16.5 million. Excluding increases in foreclosure expenses, losses on sales of OREO and FDIC insurance premiums, noninterest expense was down $1.4 million or 8.5% over the second quarter 2007 level. The decline in controllable noninterest expense was primarily due to $1.0 million of reduced salary and benefits expense from lower incentive compensation and reduced headcount through attrition of staff.

2008 Outlook

Management’s outlook for 2008 assumes no further deterioration but rather a continuation of the challenging industry environment resulting from the cyclical downturn in the Atlanta residential real estate construction and development market. We expect NPAs to stabilize in the latter part of 2008 and look for a moderation in the provision for loan loss to a range of $35 million to $45 million for the second half of 2008 versus the $72 million recorded during the first half of 2008. Similarly, net charge-offs are expected to be in a range of approximately $20 million to $25 million for the second half of 2008 versus $56 million recognized in the first six months of 2008. The net interest margin is projected to show modest improvement by year-end. We intend to proactively manage our balance sheet to preserve capital, which should result in a decline in loans for the second half of 2008 of 3% to 5%, with modest growth in middle and coastal Georgia markets offset by declines in Security Real Estate Services and Atlanta.

Other Information

Security Bank Corporation’s management will host a conference call to discuss these results at 10:00 AM Eastern Daylight Savings Time on Wednesday, July 30, 2008. This call is open to all interested parties. From locations within the United States the call-in number is 800.860.2442 (412.858.4600 from outside the United States). Please call in 10 minutes prior to the beginning of the conference call and ask for Security Bank Corporation.

A recorded playback of the conference call will be available for one week by calling 877.344.7529, or 412.317.0088 from outside the United States. The passcode for this playback is 420896#.

Investor Contact:

Lorraine D Miller, CFA

Senior Vice President

478.722.6210

Media Contact:

Tom Woodbery

Senior Vice President

478.722.6117

This press release, including the attached selected unaudited financial tables, which are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are “net operating income (loss),” “operating earnings,” “tangible book value,” “tangible equity to tangible assets” and “return on average tangible equity.” Security Bank’s management uses these non-GAAP measures in its analysis of Security Bank’s performance.

Net operating income (loss) is defined as net income adjusted for significant, typically nonrecurring income and expenses. Operating earnings are defined as net income adjusted for significant, typically nonrecurring income and expenses. Security Bank Corporation’s management includes these measures because it believes it is helpful believes it is helpful in measuring the Company’s performance from core operations absent the impact the usually nonrecurring items such as asset impairments, gains/losses on investment sales and prepayments of borrowed money. Tangible book value is defined as total equity reduced by recorded intangible assets, net of related deferred tax benefits.

Tangible book value per share is defined as tangible book value divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as Security Bank Corporation that have engaged in multiple business combinations, purchase accounting requires the recording of significant amounts of goodwill related to such transactions. Tangible equity to tangible assets is the ratio of tangible equity defined as total equity reduced by recorded intangible assets, net of related deferred tax benefits, to tangible assets defined as total assets reduced by recorded intangible assets, net of related deferred tax benefits. Tangible equity to tangible assets is an important measure of Security Bank Corporation’s capital strength without the effects of purchase accounting as noted above. Return on average tangible equity is defined as earnings for the period (annualized for the quarterly period or year-to-date period, as applicable) divided by average equity reduced by average goodwill and other intangible assets, net of related deferred tax benefits. Security Bank Corporation’s management includes this measure because it believes that it is important when measuring the Company’s performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and many investors use this measure as part of their analysis of Security Bank Corporation.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Please refer to the “Reconciliation Table” in the attached schedules for a more detailed analysis of these non-GAAP measures and the most directly comparable GAAP measures.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.9 billion at June 30, 2008. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Security Real Estate Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the SEC's website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, Attention: Investor Relations.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws, including statements about Security Bank’s loan loss provisions, capital adequacy, dividend reduction, net charge-offs, non-performing assets, net interest margin changes, the overall economic cycle and its impact on real estate values in Security Bank Corporation’s markets, loan growth, introduction and success of new products and Security Bank Corporation’s long-term prospects, among others. Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank Corporation’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank Corporation believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation's public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation's financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.